EXHIBIT 10.1

CONTRACT FOR THE TRANSFER OF A PATENT INVENTION AND SCIENTIFIC COLLABORATION

This Agreement is made in Athens as of January 31, 2007.

BETWEEN THE UNDERSIGNED:

Mr. Alexandre Vamvakides, residing in Paris, France

Hereinafter called the Assignor,

OF THE FIRST PART

AND

Anavex Life Sciences Corp., a company organized and existing under the laws of the State of Nevada and having its head office 14 Rue Kleberg, Geneva Switzerland, duly represented by Harvey Lalach acting in the capacity of President and Director.

Hereinafter called the Assignee,

OF THE SECOND PART

THE FOLLOWING IS ESTABLISHED AND AGREED:

PRELIMINARY

1. The Assignor is the inventor and the only and exclusive beneficiary and owner of:

a)  Greek Patent no 1002616/ February 20, 1997 (Application registered in the Greek National Office of Industrial Property on February 21, 1996 under the number  960100061) and title: “Synthesis and method of synthesis of molecule Tetrahydro - N,N - dimethyl - 2,2 - diphenyl - 3 - furanemethanamine (AE 37), with anticonvulsant, antidepressant and nootropic activity”.

b) Greek Patent no 1004208/ April 4, 2003 (Application registered in the Greek National Office of Industrial Property on October 15, 2001 under the number 20010100476) and title: “Aminotetrahydrofuran derivatives, muscarinic/sigma/sodium channel ligands, with synergic sigma/muscarinic (neuroactivating) and sigma/sodium channel (neuroprotective) components, as prototypical activating – neuroprotectors and neuroregenerative drugs”.

c) Greek Patent no 1004868/ April 26, 2005 (Application registered in the Greek National Office of Industrial Property on April 22, 2003 under the number 20030100190) and title: “Aminotetrahydrofuran derivatives, muscarinic/sigma/sodium channel ligands, ortho-and allo-sterically operating, as prototypical neuromodulating and neuroregenerative drugs”.

d) Greek Patent application no 20070100020/January 17, 2007. Registered in the Greek National Office of Industrial Property under the title: “New sigma (s) receptor ligands with anti-apoptotic and/or pro-apoptotic properties over cellular biochemical mechanisms, with neuroprotective, anti-cancer, anti-metastatic and anti-(chronic) inflammatory action”.

Hereinafter called the Patents.

2. The Assignee has shown an interest for the acquisition of the entire and full property of all the rights on the aforesaid Patents and now declares its decision to participate with the inventor in a general project aiming to the improvement of the inventions, with a view to maximize their industrial and commercial potential.

3.  It is expressly stated that the present agreement and the transfers of the aforesaid Patents are agreed in prospect of the Assignee’s participation and involvement with the Assignor in a general project of scientific researches and experiments as above.

4. The parties agree that the term “Patent or Patents” used bellow covers the inventions which are the object of the Patent applications, their modifications – improvements and enhancements that will occur in the future and also their international extensions.

5. In the meaning of this agreement, enhancements and/or improvements refers to any enhancement, improvement and/or modification which can be the subject of a Patent application, is contributed by one of the parties to pre- existing Patent and is legally linked to it, that is to say can not be subject of any exploitation without posing a question of forgery and of illegal imitation of one of the claims of the existing Patents.

AND THE FOLLOWING HAS THEREFORE BEEN AGREED:

ARTICLE I - TRANSFER OF PATENTS

1.1.       By the present contract the Assignor, unreservedly and without any exception, concedes and transfers to the Assignee, which accepts, all the rights of property and use of the following:

a)  Greek Patent no 1002616/ February 20, 1997 (Application registered in the Greek National Office of Industrial Property on February 21, 1996 under the number  960100061) and title: “Synthesis and method of synthesis of molecule Tetrahydro - N,N - dimethyl - 2,2 - diphenyl - 3 - furanemethanamine (AE 37), with anticonvulsant, antidepressant and nootropic activity”.

b) Greek Patent no 1004208/ April 4, 2003 (Application registered in the Greek National Office of Industrial Property on October 15,2001 under the number 20010100476) and title: “Aminotetrahydrofuran derivatives, muscarinic/sigma/sodium channel ligands, with synergic sigma/muscarinic (neuroactivating) and sigma/sodium channel (neuroprotective) components, as prototypical activating – neuroprotectors and neuroregenerative drugs”.

c) Greek Patent no 1004868/ April 26, 2005 (Application registered in the Greek National Office of Industrial Property on April 22, 2003 under the number 20030100190) and title: “Aminotetrahydrofuran derivatives, muscarinic/sigma/sodium channel ligands, ortho-and allo-sterically operating, as prototypical neuromodulating and neuroregenerative drugs”.

d) Greek Patent application no 20070100020/January 17, 2007. Registered in the Greek National Office of Industrial Property under the title: “New sigma (s) receptor ligands with anti-apoptotic and/or pro-apoptotic properties over cellular biochemical mechanisms, with neuroprotective, anti-cancer, anti-metastatic and anti-(chronic) inflammatory action”.

Including all rights to the Inventions described in the Patents. In addition Assignor warrants that there are 8 compounds in pre-clinical stages which are derivatives of the Patents as listed in Schedule “A” attached.

1.2.         Consequently by means of this agreement, the Assignee finds itself in the position of surrogate owner of all the rights of the Assignor to the Patent inventions, so that it will have the full and entire ownership and use of the Patents and the power to use or to exploit it as it pleases.

1.3.       The Assignor warrants as of the date of execution of this contract, the Patents are free of any right of any third person and from any claim to ownership, total or partial, of any kind and from any lien, charge, actions or proceedings.

1.4.        The present transfer is taking place under the sole guarantee of the material existence of the Greek Patents.

ARTICLE II – TRANSFER OF TECHNOLOGY - ENHANCEMENTS - IMPROVEMENTS

2.1.       To fulfill its obligation to participate in the aforesaid general project of scientific researches and experiments, the Assignee undertakes to supply all necessary materials, facilities and required duly qualified personnel to conduct such researches and experiments.

?n particular it undertakes to invest every fiscal year at minimum 200,000 US dollars for the related scientific researches.

2.2.       It is clearly understood that in case the Assignee fails to supply the aforesaid materials, facilities and personnel and/or fails to provide on time the said amount, whatever the reason could be, the Assignor will recover immediately the full ownership of the Patents and the exclusive rights of use as it wishes, without any obligation towards the Assignee. All related costs and expenses would be borne by the sole Assignee.

2.3.         The Assignor will conduct the technical and scientific development of the Patents and will do so diligently as his main occupation. The Assignor undertakes to communicate to the Assignee all scientific and/or technical information, methods, plans and drafts, relating to the Patent inventions and also the related know-how and samples if any, as soon as it occurs and in addition will provide a monthly update and progress report on the development of the Patents on the last day of each annual quarter to the Assignee.

2.4.       The parties undertake to inform each other and to communicate the results of their researches directed at the modification – improvement and/or enhancement of the invention covered by the Patents.

2.5.       All and any such improvements – modifications and/or enhancements and international extensions, from one or the other of the parties, will be the object of one or more Patent applications in the name of the “Assignee”, as it bears the costs of research and enhancement in its capacity of applicant and full owner of the property rights on and from the

Patent and as well in the name of the Assignor in his capacity of inventor; however the Assignor does hereby waive any interest in the improvements so long the Assignee has complied with its obligations set out in this Agreement .

2.6.       For its part, the Assignor undertakes that, on the first request from the Assignee or its representatives, he will without delay provide any signatures and supply any documents which may be necessary for the submission and/or the delivery of Patent applications, either in Greece or abroad.

2.7.       All costs, expenses and fees related to the new Patents and their international extensions will be borne by the sole Assignee.

ARTICLE III - SCIENTIFIC COLLABORATION AND MISCELLANEOUS

3.1.        The Assignor as the sole and exclusive Chief Scientific Director of the project with view to modify, improve and/or enhance the aforesaid Patents, undertakes the obligation to conduct, overview, coordinate all and any technical works, scientific and experimental researches related to the invention and to follow and supervise the relevant external collaborations in Greece or/and abroad.

3.2.       The Assignor will organize once every two months a coordination and scientific information meeting related to the inventions and to the evolution of the technical, scientific and experimental works and investigations related to the inventions.

3.3.       Any other such meeting envisaged by the Assignee will be held only if justified by new elements occurring from the aforesaid technical, scientific and experimental works and researches and only on precise matters.

 ARTICLE IV - CONFIDENTIALITY

4.1.      All information disclosed by the Assignor under this Agreement are confidential and shall be kept strictly confidential by the Assignee and shall not be disclosed to any person or company nor be used by the Assignee for any other purpose than the one of this Agreement, without the prior written consent of the Assignor, except information:

a)  Which is public knowledge or which becomes public knowledge through no fault of the Assignee and of its employees;

b)  Which is provided in good faith to the Assignee or to its employees by any third party who has the right to disclose the same.

4.2.         The Assignee and the Assignor undertakes to keep confidential towards to any third person, directly or indirectly, after the termination of the present agreement, any information which eventually where communicate to him /it during the execution of that agreement.

ARTICLE V: MAINTENANCE IN FORCE- FORGERY- IMITATION

5.1.       The Assignee undertakes to make every effort to maintain in force the validity of the Patents and especially to pay the relevant taxes to the proper administration.

5.2.       The Assignee with the full cooperation of the Assignor undertakes to protect the Inventions against all and any forgery or imitation of the Patents and especially to introduce without any delay any relevant legal actions.

All the costs concerning the protection of the patent and the relevant legal actions will be borne by the Assignee.

5.3.       For its part, the Assignor undertakes that, on the first request from the Assignee or its representatives, he will, without delay, provide any signatures and supply any documents which my be necessary for the protection of the Patents and the Inventions. Assignor will provide whatever assistance is necessary at no cost to Assignee in any such legal action.

ARTICLE VI - PRICE OF THE TRANSFER AND COLLABORATION

The present agreement is concluded and accepted under the following conditions:

6.1.        The Assignee will pay to the Assignor a monthly fee in the amount of US$6,000 during all the period of validity the aforesaid Patents, their improvements, modifications, enhancements and international extensions or earlier if this Agreement is terminated earlier pursuant to its terms.

6.2.         In addition to the above that amount the Assignee during the legal period of validity of the Patents or earlier if this Agreement is terminated, will pay to the Assignor a royalty of 6.00% on the total amount of any net income (after taxes, expenses, commissions, sales and amortizations) resulting from the exploitation of the rights transferred according the article 1 realized by the Assignee.

6.3.         The Assignee will pay a one time payment in the amount of US$72.000 on a date to be mutually acceptable by both parties but no later than December 31, 2007.

6.4.        The amounts paid in application of this article will be increased by the amount of VAT and income taxes, to which the Assignor is subject on the date of the payment.

6.5.        At the end of each fiscal year the parties will reconcile their accounts. Once every year, three months after the end of each fiscal year the Assignor is authorized to verify the accounts of the Assignee and can be assisted or represented by a Chartered Accountant of his choice.

ARTICLE VII - INTUITU PERSONAE

7.1.       The present agreement is conclude intuitu personae and as such is transferable only with the unanimous decision of the Board of Directors.

7.2.       If any term or provision of this Agreement shall, for any reason, be held invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other term or provision hereof, and this Agreement shall be interpreted and construed as if such term or provision, had never been contained herein.

ARTICLE VIII -  TERM (Duration)

8.1.       This Agreement shall be effective from the date of transfer of the legal registration of the Patents in the registry of the Greek National Office of Industrial Property and unless sooner terminated by mutual consent or cancelled as provided for here under in this Agreement it shall remain in force during all the period of legal validity of the initial Patents and of their modifications, improvements, enhancements and international extensions.

ARTICLE IX - TERMINATION

9.1.	Either party may terminate this agreement on giving the other 30 days written notice:

a) If that other commits a material breach of any of the terms or conditions of this Agreement.

Provided that the defaulting party has failed to remedy the default within the notice period, or the default has not been caused by conditions beyond the control of such party.

b) If the Assignee enters into bankruptcy, insolvency or liquidation whether compulsory or voluntarily or enters into any legal proceedings.

c) If the Assignee assigns the burden or benefit of this agreement to any third person without the written consent of the Assignor.

9.2.         Termination or cancellation due to default as described above in clause 9.1 a, of the present Agreement shall give the right to the non-defaulting party for compensation of any and all damages.

9.3.         Termination or cancellation due to situations as described above in clause 9.1. b and 9.1.c, of the present Agreement shall give the right to the Assignor to recover immediately the full ownership of the Patents and the exclusive rights of use it as it wishes, without any obligation towards the Assignee.

ARTICLE X - LANGUAGE

10.1.     The present agreement is established in Greek and English language. The parties can use translations on any other language. In case of any difference only the Greek and English text will be considered as original and will prevail.

ARTICLE XI - APPLICABLE LAW AND ATTRIBUTION OF COMPETENCE

11.1.      This agreement shall be governed by its proper provisions and in the silence of such provisions by Greek law.

11.2.      All disputes arising in connection with the present contract shall be finally settled under the Rules of Conciliation and Arbitration of the International Chamber of Commerce (C.C.I) in Paris by one or more arbitrators appointed in accordance with the said Rules.

Place of arbitration: Paris France

Language of arbitration: French.

XII - ENTIRE AGREEMENT

12.1.      This Agreement constitutes the entire and final Agreement between the parties in relation to the following:

a)  Greek Patent no 1002616/ February 20, 1997 (Application registered in the Greek National Office of Industrial Property on February 21, 1996 under the number  960100061) and title: “Synthesis and method of synthesis of molecule Tetrahydro - N,N - dimethyl - 2,2 - diphenyl - 3 - furanemethanamine (AE 37), with anticonvulsant, antidepressant and nootropic activity”.

b) Greek Patent no 1004208/ April 4, 2003 (Application registered in the Greek National Office of Industrial Property on October 15,2001 under the number 20010100476) and title: “Aminotetrahydrofuran derivatives, muscarinic/sigma/sodium channel ligands, with synergic sigma/muscarinic (neuroactivating) and sigma/sodium channel (neuroprotective) components, as prototypical activating – neuroprotectors and neuroregenerative drugs”.

c) Greek Patent no 1004868/ April 26, 2005 (Application registered in the Greek National Office of Industrial Property on April 22, 2003 under the number 20030100190) and title: “Aminotetrahydrofuran derivatives, muscarinic/sigma/sodium channel ligands, ortho-and allo-sterically operating, as prototypical neuromodulating and neuroregenerative drugs”.

d) Greek Patent application no 20070100020/January 17, 2007. Registered in the Greek National Office of Industrial Property under the title: “New sigma (s) receptor ligands with anti-apoptotic and/or pro-apoptotic properties over cellular biochemical mechanisms, with neuroprotective, anti-cancer, anti-metastatic and anti-(chronic) inflammatory action”.

This Agreement supersedes any and all document and other agreements relating to the subject matter hereof.

12.2.     Any amendments and/or supplements to this Agreement shall not be valid or binding unless in writing and signed by an officer duly authorized by the Board of Directors of the Assignee and the Assignor or any person duly authorized by him.

ARTICLE XIII - POWER

13.1      All powers for the registration of the present in the Patent's Registry of the Greek National Office of Industrial Property are accorded to the bearer of an original copy of this Agreement.

13.2.      All costs, expenses and fees related to the present agreement and the registration in the Patent's Registry of the Greek National Office of Industrial Property will be borne by the Assignee.

IN WITNESS WHEREOF the parties have caused and executed on the date first above written this present Agreement in three originals, one for each party and one to be registered in the Patent's Registry of the Greek National Office of Industrial Property.

For The Assignor	For The Assignee

Schedule “A”.

AE 14, }
AE 37,	} CNS, Alzheimer, Epilepsy, Depression

AE 37 Met,   }

Ad PhAL,	}
AL 142 Me,	}
AdBPA,	} Cancer (Colon, Breast, Prostate, Brain, Lung)
AdBPP,	}
Ad(Me)CP	}